Exhibit 99.D5

SECOND AMENDMENT

TO AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 21st day of September, 2007 amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002, as Amended as of January 3, 2005 (the “Agreement”) by and between Phoenix Series Fund, a Delaware statutory trust (the “Trust”) and Phoenix Investment Counsel, Inc., a Massachusetts corporation (the “Adviser”) as follows:

1.	All references to Phoenix Core Bond Fund, Phoenix-Goodwin High Yield Fund (n/k/a Phoenix High Yield Fund) and Phoenix-Goodwin Money Market Fund (n/k/a Phoenix Money Market Fund) are hereby deleted from the Agreement.

2.	The name of the series known as Phoenix-Engemann Capital Growth Fund has changed to Phoenix Capital Growth Fund and the name of the series known as Phoenix-Engemann Mid-Cap Growth Fund has changed to Phoenix Mid-Cap Growth Fund.

3.	Schedule A to the Agreement is hereby deleted in its entirety and Schedule A attached hereto is substituted in its place.

4.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

5.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

PHOENIX SERIES FUND

By:	/s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:	Senior Vice President

PHOENIX INVESTMENT COUNSEL, INC.

By:	/s/ John H. Beers
Name:	John H. Beers
Title:	Vice President and Clerk

SCHEDULE A

	Investment Advisory Fee
Series	First $1 Billion	$1+Billion through $2 Billion	$2+ Billion
Phoenix Balanced Fund	0.55%	0.50%	0.45%
Phoenix Capital Growth Fund	0.70%	0.65%	0.60%

	First $500 Million	Over $500 Million
Phoenix Mid-Cap Growth Fund	0.80%	0.70%